Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CIRCOR International, Inc. of our report dated March 30, 2020, except for the change in reportable segments discussed in Note 18 to the consolidated financial statements, as to which the date is March 15, 2021, relating to the financial statements and financial statement schedule, which appears in CIRCOR International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 10, 2021